Exhibit 10.2
Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement ("Agreement") is entered into by and between Privia Health, LLC, a Delaware limited liability company, (the "Employer") on behalf of itself, its parent organizations, subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as "Privia"), and Jeffrey Sherman (the "Employee") (the Employer and the Employee are collectively referred to herein as the "Parties") as of the last signature date herein (the "Execution Date").
The Employee's last day of employment with the Employer will be March 25, 2022 (the "Separation Date"). However, the Parties acknowledge and agree that Employee shall be relieved of performing, and shall cease performing, any and all job duties and responsibilities for Employer effective March 21, 2022. After the Separation Date, the Employee will not represent himself as being an employee, officer, attorney, agent or representative of Privia for any purpose and hereby surrenders any and all rights associated with such employment unless specifically extended pursuant to the terms of the Agreement. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Employee for all purposes, meaning the Employee will no longer be entitled to any further compensation, monies or other benefits from Privia, including coverage under any benefits plans or programs sponsored by Privia, except as may otherwise be provided in this Agreement.
1.Return of Property. Within three (3) business days of the Separation Date or as mutually agreed to by the parties, the Employee must return all Privia property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, mailing lists, fee schedules, compensation information, logs, charts, records, studies, reports, surveys, schedules, statistical information, prospective customer lists and information, or any other customer, pricing or proprietary information of Privia, or any other Privia property in the Employee's possession or under Employee’s control (collectively, “Privia Information and Property”). As used herein, Privia Information and Property shall include all memoranda, notes, reports, and other documents, in whole or part, containing Privia Information and Property, regardless of form or who created the Privia Information and Property, which shall include information Privia has regarding customers, employees, vendors, payors, prospective customers, prospective vendors, prospective payors or prospective employees. Employee shall not retain any copies or duplicates of Privia Information and Property and shall delete any such information, effective as of the Separation Date, all licenses to use, and all access rights to, any and all computer programs, software and cloud services associated with Privia are hereby revoked and Employee shall immediately cease any further access to such programs, software and cloud services.

2.Employee Representations. In exchange for the consideration described in Section 3, which the Employee acknowledges to be good and valuable consideration for the Employee’s obligations hereunder, the Employee hereby represents that the Employee intends to irrevocably and unconditionally fully and forever release and discharge any and all claims Employee may have, have ever had or may in the future have against Privia that may lawfully be waived and released arising out of or in any way related to the Employee’s hire, benefits, employment or separation from employment with Privia. The Employee specifically represents, warrants and confirms that: (a) Employee has no claims, complaints or actions of any kind filed against Privia with any court of law, or local, state or federal government or agency; (b) Employee has been properly paid for all hours worked for Privia, and that all commissions, bonuses and other compensation due to Employee have been paid, with the exception, if applicable, of the Employee’s final payroll check for Employee’s salary through and including the Separation Date, which will be mailed through the U.S. Postal Service on the next regularly scheduled pay date as a check or via ACH as agreed to by the parties rather than direct deposit; (c) Employee has not made disparaging remarks, comments or statements concerning Privia, its business or management in any public forum, whether electronic or otherwise, and, in the event that such has been made, all such remarks, comments or statements will be removed by Employee prior to Effective Date of this Agreement; and (d) Employee has returned or destroyed, as appropriate and/or directed, all Privia Information and Property. Except as specifically addressed herein, any vested benefits under any of Privia’s employee benefit plans are excluded and shall be governed by the terms of the applicable plan documents and award agreements. The Employee specifically represents, warrants and confirms that the Employee has not engaged in any unlawful conduct in relation to the business of Privia, has not been directed to engage in any such unlawful conduct and has no knowledge of any such conduct except as may have already been disclosed to the General Counsel of the Employer. If any of these statements are not true, the Employee cannot sign this Agreement and must notify Privia immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify the Employee from receiving the separation benefits set forth in Section 3 herein, but will require Privia’s review and consideration.
3.Separation Terms. In consideration for the Employee's execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 4, Employer or Privia, as applicable, agrees as follows:
(a)The Employee shall not be entitled to the payment of any severance amounts. The Employer does hereby waive the thirty (30) day notice period as set forth in the Employee’s employment agreement, dated as of January 2, 2022 (the “Employment Agreement”) and in lieu of such additional service shall pay the Employee a lump sum payment amount equal to thirty (30) days of service to accelerate the Separation Date as set forth in this Agreement. Such lump sum amount shall be paid within three (3) business days of the Separation Date on the same terms and in the same manner as any final salary payment.

(i)Although the Employee is a specified employee of a publicly traded company subject to Section 409A of the Internal Revenue Code and its implementing regulations, and as such the payment as set forth in Section 4(a) is excluded from Section 409A.
(ii)The Employee will not be entitled to any further employer matching contributions after the Separation Date consistent with Employer’s treatment of other employees who voluntarily terminate their employment.
(b)The Employee shall not be entitled to receive a pro rata portion of the Employee’s 2022 bonus compensation that the Employee would have been entitled to if the Employee had continued employment with the Employer.
(c)The restrictive covenants set forth in the Employee’s Employment Agreement, including without limitation, the restrictive covenant, the non-solicitation covenants and the non-disparagement covenants shall continue per the terms of the Employment Agreement.
(d)With respect to any grants of options or restricted stock units to Employee pursuant to the Privia Health Group, Inc. 2021 Omnibus Incentive Plan, the Parties agree and acknowledge that such grants are terminated and void as of the Separation Date.
(e)The Employee shall be eligible for COBRA benefits after the Separation Date consistent with Employer’s treatment of other employees who voluntarily terminate their employment.
(f)The Employee shall be paid his regular base salary through March 31, 2022.
4.Release.
(a)General Release of Employer and Privia; Waiver of Claims.
In exchange for the consideration provided in this Agreement, the Employee and the Employee’s heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the "Releasors") irrevocably and unconditionally fully and forever waive, release and discharge Privia, including its owners, officers, directors, agents, servants, employees, attorneys, successors, assigns, and affiliates, including but not limited to all parent entities and any subsidiaries, in their corporate and individual capacities (collectively, the "Releasees") from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, "Claims"), whether known or unknown, from the beginning of time to the date of the Employee's execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Employee's hire, benefits, employment, termination or separation from employment with Privia and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended the (“ADEA”), the Older Worker Benefit Protection Act, as amended (the “OWBPA”), the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, The Virginians with Disabilities Act, the Virginia Human Rights Act, the Virginia Equal Pay Act, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Right to Work Law, all as amended, and/or any other local, city, county, state, or federal statutes, laws, regulations, or ordinances prohibiting harassment, discrimination, or retaliation, as well as any claims concerning recruitment, hiring, discharge, promotions, transfers, employment status, right to reemployment, wages, bonus or incentive pay, severance pay, stock or stock options, employment benefits (including, without limitation, sick or other leave, medical, disability, life, or any other insurance, 401(k), pension, or other retirement plan or benefits, or any other fringe benefits), including but not limited to any federal, state, or local laws or causes of action enforcing express or implied employment contracts or covenants; wrongful discharge; breach of any contract, agreement or promise made prior to this date; physical or personal injury; medical expenses, mental anguish and/or emotional distress; intentional or negligent infliction of emotional distress; fraud, intentional or negligent misrepresentation, libel, slander, defamation, invasion of privacy; claims made based upon any statements concerning my employment or cessation of my employment with the Employer or Privia; violation of public policy; breach of any sort of duty; prima facie tort or any other tort; claims for denial of due process or violation of corporate policy or procedure; any claims or causes of action based upon my employment with or cessation of employment with the Employer or Privia and similar or related claims and any and all claims arising under common law. The Claims released include claims seeking any monetary or other remedies for myself, directly or indirectly, which in any way are brought on behalf of a government, whether or not the government joins the proceeding to the extent such can legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, whether related to employment or otherwise, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements.
However, this general release and waiver of claims excludes, and the Employee does not waive, release or discharge, (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Employee waives any right to monetary relief related to such a charge or administrative complaint; (ii) Claims which cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation; (iii) any rights to vested benefits, such as pension or retirement benefits; (iv) any Claims arising solely from performance of, or failure to perform pursuant to, this Agreement; and (v) any right to indemnification and defense as provided under Employer’s bylaws or Employee’s Employment Agreement and Employer agrees to maintain and provide such coverage to Employee for any acts Employee performed for Employer prior to the Separation Date.

(b)General Release of Employee; Waiver of Claims.
In exchange for the consideration provided in this Agreement, Employer and Privia and their parent entities, subsidiaries, owners, investors, officer, directors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Employer Releasors") irrevocably and unconditionally fully and forever waive, release and discharge Employee, including the Employee’s representatives, agents, insurers, administrators, successors and assigns (collectively, the "Employee Releasees") from any and all Claims, whether known or unknown, from the beginning of time to the date of the Employer's execution of this Agreement, including, without limitation, any Claims under any federal, state, local or foreign law, that Employer Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Employee's relationship with Privia and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter.
This general release and waiver of claims excludes, and the Employer Releasors do not waive, release or discharge any Claims arising solely from performance of, or failure to perform pursuant to, this Agreement.
5.Knowing and Voluntary Acknowledgment. The Employee specifically agrees and acknowledges that: (i) the Employee has read this Agreement in its entirety and understands all of its terms; (ii) the Employee has been advised of and has availed herself of the Employee’s right to consult with the Employee’s attorney prior to executing this

Agreement; (iii) the Employee knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled; (v) the Employee is not waiving or releasing rights or claims that may arise after the Employee’s execution of this Agreement; (vi) the Employee understands that the waiver and release in this Agreement is being requested in connection with the cessation of the Employee’s employment with Privia; and (vii) to the extent that Employee is over forty years of age, Employee has been given a period of time, 21 days, if desired, to consider this Agreement, and understands that the Employee may revoke the Employee’s waiver and release of any ADEA or OWBPA claims covered by this Agreement in the seven (7) day period following execution of this Agreement; provided, that, such a revocation will be deemed to cause a failure of consideration for this Agreement, whereupon Employer would terminate any benefits provided to the Employee under the Section 3 of this Agreement or any benefits or payments that are later due under this Agreement.
6.Obligations Effective. Subject to the revocation rights herein, this Agreement shall not become effective, until the day the Employee and Privia execute this Agreement. Such date shall be the Effective Date of this Agreement. No benefit due to the Employee hereunder shall be made or begin before the Effective Date.
7.Safeguarding Privia Information and Property. The Employee agrees to use every reasonable care to prevent the unauthorized use, disclosure, or availability of any Privia Information and Property, including any Privia Information and Property in Employee’s possession or control but not discovered until after the Execution Date. This obligation of confidentiality shall survive indefinitely. The Employee shall also have a continuing obligation to notify Privia immediately upon a discovery of any loss or compromise of Privia Information or Property.
8.Non-Disparagement. In addition to any obligations as set forth in the Employment Agreement, Employer and the Employee that, at all times, they shall use reasonable and good faith efforts to ensure that neither Party engages in any vilification of the other, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the other, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. The Parties further agree to do nothing that would damage the others’ business reputation or good will; provided, however, that nothing in this Agreement shall prohibit either Party’s disclosure of information which is required to be disclosed in compliance with applicable laws or regulations or by order of a court or other regulatory body of competent jurisdiction. Employee acknowledges that the only persons whose statements may be attributed to the Employer for purposes of this Agreement shall be all personnel at the “Senior Vice President” level or above, including all Senior Vice Presidents and Executive Vice Presidents, corporate officers, and the Board of Governors of Employer.

The Parties agree and acknowledge that they have mutually developed a communication plan, which shall be each Party’s agreed to narrative regarding any and all communications relative to Employee’s voluntary termination of employment except with respect to Employer’s internal communications, Employer may disclose the facts and circumstances of Employee’s voluntary termination to those employees, officers, directors, insurers, representatives and agents on an as needed basis provided that each such recipient shall agree to abide by the confidentiality of such information and Employer shall use good faith effort to enforce such confidentiality obligation.
The Parties also hereby acknowledge that Privia shall provide the Employee with an opportunity to review and comment on Privia’s Form 8-K filing regarding Employee’s voluntary termination, and all portions of the earnings call script related to Employee’s voluntary termination (collectively, “Shared Information”). The Parties shall work cooperatively and in good faith to reach mutual agreement on the Shared Information but in the event that agreement can not be reached Privia shall be entitled to proceed so as to prevent any delays in the timely submission of its Form 8-K and to proceed with its earnings call. Further, the Parties acknowledge that the communication plan relative to the Employee’s voluntary termination shall extend to any communications between Privia and analysts.
9.Confidentiality. The Parties each agree and covenant that they shall not disclose any of the terms of or amount paid under this Agreement or the negotiation thereof or any facts alleged or raised in such negotiation to any individual or entity; provided, however, that: (a) the Employee will not be prohibited from making disclosures to the Employee’s attorney, tax advisors and/or immediate family members, or as may be required by law, and (b) the Employer and Privia will not be prohibited from making disclosures to its tax preparers, auditors, officers with a business need to know the information, and the members of its Board of Directors, or as may be required by law, including without limitation, its filing obligations with the Securities and Exchange Commission.
This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order or subpoena of a court of competent jurisdiction or an authorized government agency provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to Thomas Bartrum or the then General Counsel of Privia.
10.Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Privia shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

Should the Employee breach any of the terms of this Agreement or post-termination obligations contained herein, Privia may, in addition to any other remedies it may have, terminate any benefits provided to the Employee under the provisions of this Agreement or any benefits or payments that are later due under this Agreement, without waiving the releases provided herein. The prior sentence shall not apply with respect to post- termination benefits required by law.
11.Successors and Assigns.
(a)Assignment by Privia
Privia may freely assign this Agreement at any time. This Agreement shall inure to the benefit of Privia and its successors and assigns.

(b)No Assignment by the Employee
The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.
12.Alternate Dispute Resolution. Except to the extent that the Parties seek injunctive relief pursuant to Section 10 of this Agreement, the Parties agree that any dispute, controversy or claim arising out of or related to the Employee’s employment with the Employer, this Agreement, including the validity of this arbitration clause, or any breach of this Agreement shall be submitted to and decided by binding arbitration, which shall be conducted in the Dallas Fort Worth metropolitan statistical area.
(a)Employee and Privia expressly intend and agree that: (a) class action and representative action procedures shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (b) each will not assert class action or representative action claims against the other in arbitration or otherwise; and (c) Employee and Privia will not seek to represent the interests of any other person. Further, Employee and Privia expressly intend and agree that any claims by the Employee will not be joined, consolidated, or heard together with claims of any other employee. The validity and effect of this Section shall be determined exclusively by a court and not by an arbitrator.
(b)Such arbitration shall be conducted in accordance with the rules for arbitration of the American Health Lawyers Association (the “Arbitration Service Provider”), as modified by this Section 12, by a single arbitrator; provided, however, that if the dispute involves more than $1 million, three (3) arbitrators shall be appointed. The arbitrator(s) shall be selected in accordance with the rules of the Arbitration Service Provider except the arbitrator shall not be related to the Parties in any manner.
(c)The arbitration shall commence within a reasonable time after the claim, dispute, or the matter in question has arisen, and in no event shall it commence after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matters in questions would be barred by the applicable statute of limitations. The arbitration shall be conducted in a summary manner upon written briefs of the Parties if the arbitrator(s) believe that such summary procedure will be adequate to resolve all contested issues fairly. The Parties shall submit their briefs to the arbitrator(s) within fifteen (15) calendar days following selection of the arbitrator(s). The arbitrator(s) shall not be required to observe or carry out formalities or usual procedures such as pleadings or discovery or the strict rules of evidence. The arbitrator(s) shall decide all matters submitted to him or the Employee’s within twenty-one (21) calendar days following the receipt of briefs by the arbitrator(s) or conclusion of any necessary hearings.
(d)Either party will have the right to enforce the decision of the arbitrator(s) in any state or federal court having jurisdiction over the county and the state in which the Employer is located and each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered or certified mail, return receipt requested or personal service and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum. No disclosure of the award shall be made by the Parties except as required by law or as necessary or appropriate to effectuate the terms thereof.
13.Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and Privia pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter; provided, that, any continuing obligations arising under Employee Agreement, if any, shall remain in full force and effect except as specifically waived in this Agreement.
14.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee, the Chief Executive Officer of the Employer, and the General Counsel of Privia. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
15.Severability. Should any provision of this Agreement be held by a court or arbitrator of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.
The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.
16.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
18.Nonadmission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of Privia, Employer or Employee.
19.Notices. All notices under this Agreement must be given in writing regular mail at the addresses indicated in this Agreement or any other address designated in writing by either Party. When providing written notice to the Employer, a copy must be provided to the Employer's General Counsel at the address below.

Notice to the Employer:
Attn: Chief Executive Officer Privia Health, LLC
950 N. Glebe Rd., Ste. 7000
Arlington, VA 22303
With a copy to:
General Counsel, legal@priviahealth.com Notice to the Employee:
Jeffrey Sherman

20.Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE’S SIGNATURE
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date indicated above.

Privia Health, LLC
		By:	/s/Thomas Bartrum
		Name:	Thomas Bartrum
		Title:	General Counsel
EMPLOYEE
Signature:	/s/ Jeffrey Sherman
Print Name:	Jeffrey Sherman

11